Exhibit 5.1
Thomas E. Campbell
Senior Vice President — Law, General
Counsel and Secretary
Direct Line: 404.653.1437
Fax Line: 404.653.1224
Email: tcampbell@oxfordinc.com
September 14, 2009
Oxford Industries, Inc.
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
     Re: Oxford Industries, Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
     I have acted as counsel for Oxford Industries, Inc., a Georgia corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to 500,000 shares (the “Shares”) of common stock, par value $1.00 per share (the “Common Stock”), of the Company reserved for issuance under the Company’s Employee Stock Purchase Plan (as amended and restated as of the date hereof, the “Plan”).
     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).
     In so acting, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinion hereinafter expressed. In such review, I have assumed the genuineness of signatures on all documents submitted to me as originals, the conformity to original documents of all copies submitted to me as certified, conformed or photographic copies, and the legal capacity of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates or comparable documents of public officials. For purposes of this opinion, I have assumed that the Shares that may be issued pursuant to the Plan will continue to be duly authorized on the dates of such issuance.
     This opinion is limited in all respects to the laws of the State of Georgia, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinion expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, I am of the opinion that when certificates evidencing the Shares have been duly executed, registered, issued and delivered in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention, or changes in law that occur, that could affect the opinion contained herein.
222 Piedmont Ave., NE, Atlanta, Georgia 30308

Oxford Industries, Inc.
September 14, 2009

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name wherever appearing in the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Thomas E. Campbell
Thomas E. Campbell